UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  COMMISSION FILE NUMBER 0-22146

                            APPLIED BIOMETRICS, INC.
             (Exact name of registrant as specified in its charter)

                                 P.O. BOX 583457
                        MINNEAPOLIS, MINNESOTA 55458-3457
                                 (612) 338-4722
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  COMMON STOCK
            (Title of each class of securities covered by this Form)

                                      NONE
                   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   |_|                    Rule 12h-3(b)(1)(i)   |_|
     Rule 12g-4(a)(1)(ii)  |X|                    Rule 12h-3(b)(1)(ii)  |X|
     Rule 12g-4(a)(2)(i)   |_|                    Rule 12h-3(b)(2)(i)   |_|
     Rule 12g-4(a)(2)(ii)  |_|                    Rule 12h-3(b)(2)(ii)  |_|
                                                  Rule 15d-6            |_|

Approximate number of holders of record as of the certification or notice date: 160

Pursuant to the requirements of the Securities Exchange Act of 1934, this certification/notice has been signed below on May 14, 2002 by the following person on behalf of the Registrant and in the capacities indicated.


  NAME AND SIGNATURE                               TITLE
  ------------------                               -----

/s/ James D. Bonneville                   Acting Chief Executive Officer
-------------------------                 (Principal Executive Officer/Principal
James D. Bonneville                       Financial and Accounting Officer)